Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Community Health Systems, Inc. on Form S-4 and in the Proxy Statement/Prospectus of Health Management Associates, Inc. and Community Health Systems, Inc., which is part of the Registration Statement, of our opinion dated July 29, 2013 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Financial Advisor to HMA”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the HMA Board of Directors and HMA’s Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to HMA.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael J. Harris
Michael J. Harris Executive Director

New York, New York

September 24, 2013